SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant |X|       Filed by a party other than the Registrant |_|


Check the appropriate box:

         |_|      Preliminary Proxy Statement
         |_|      Confidential, for Use of  the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         |X|      Definitive Proxy Statement
         |_|      Definitive Additional Materials
         |_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             TERRACE HOLDINGS, INC.
                             ----------------------

                  (Name of Registrant as Specified in Charter)


                          Jonathan S. Lasko, Secretary

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

        1)    Title of each class of securities to which transaction applies:



        2)    Aggregate number of securities to which transaction applies:

              -----------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              -----------------------------------------------------------------

        4)    Proposed maximum aggregate value of transaction:

              -----------------------------------------------------------------

        5)    Total fee paid:

              -----------------------------------------------------------------

|_|     Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        1)    Amount Previously Paid:______________________________________

        2)    Form, Schedule or Registration Statement No.:________________

        3)    Filing Party:________________________________________________

        4)    Date Filed:__________________________________________________

                             TERRACE HOLDINGS, INC.
                              1351 N.W. 22nd Street
                          Pompano Beach, Florida 33069
                                 (954) 917-7272


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
                           BE HELD ON AUGUST 26, 1998
               --------------------------------------------------
                                   10:00 a.m.


To Our Shareholders:


         The 1998 annual meeting of the shareholders of Terrace Holdings, Inc. (the "Company") will be held at The Sheraton Hotel, 250 Market Street, Portsmouth, New Hampshire 03801, on Wednesday, August 26, 1998, beginning at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:


         1. To elect five (5) directors to hold office during the year following the annual meeting or until their successors are elected and qualified (Item No. 1 on proxy card);
               (Item No. 2 on proxy card);


         2.    To ratify the  transfer,  sale and  assignment  to Dr.  Samuel H.
               Lasko of the Company's wholly-owned subsidiaries, The Lasko Family Kosher Tours, Inc. and A&E Management Corp. (Item No. 2 on proxy card);

         3. To approve an amendment to the Company's Certificate of Incorporation, as amended, to change the corporate name of Terrace Holdings, Inc. to Terrace Food Group, Inc. (Item No. 3 on proxy card);

         4. To approve an increase in the maximum number of shares of Common Stock which may be subject to stock options granted under the Company's 1997 Stock Option Plan.

         5. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

         The close of business on June 30, 1998, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment thereof.


                       BY ORDER OF THE BOARD OF DIRECTORS




July 31, 1998                                 /s/Steven Schulman
                                           -------------------------------------
                                           Steven Shulman, Chairman of the Board



                             YOUR VOTE IS IMPORTANT

        It is important that as many shares as possible be represented at the annual meeting. Please date, sign, and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

                             TERRACE HOLDINGS, INC.
                              1351 N.W. 22nd Street
                          Pompano Beach, Florida 33069

                                 PROXY STATEMENT

Information Concerning the Solicitation
---------------------------------------


         This statement is furnished in connection with the solicitation of proxies to be used at the Annual Shareholders Meeting (the "Annual Meeting") of Terrace Holdings, Inc. (the "Company"), a Delaware corporation, to be held on Wednesday, August 26, 1998, at The Sheraton Hotel, 250 Market Street,
Portsmouth, New Hampshire 03801. These proxy materials are being mailed to shareholders of record at the close of business on June 30, 1998.


         The solicitation of proxies on the enclosed form of proxy is made on behalf of the Board of Directors of the Company.

         The cost of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers, directors and employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to solicit proxies.

Quorum and Voting
-----------------


         Only shareholders of record at the close of business on June 30, 1998, are entitled to vote at the Annual Meeting. On that day, there were 5,345,348 shares of Common Stock issued and outstanding. Each share has one vote. A simple majority of the outstanding shares is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares held of record by a broker for which a proxy is not given) will not be counted for purposes of determining a quorum, and, accordingly, will not be counted for purposes of determining the vote on any matter considered at the meeting.

         A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted, by notifying the Secretary of the Company in writing. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted "FOR" the nominees for directors contained in these proxy materials, "FOR" the ratification of the transfer, sale and assignment to Dr. Samuel H. Lasko of the Company's wholly-owned subsidiaries, The Lasko Family Kosher Tours, Inc. and A&E Management Corp., "FOR" an amendment to the Company's Certificate of Incorporation to change the corporate name of Terrace Holdings, Inc. to Terrace Food Group, Inc., and "FOR" an increase in the maximum number of shares of Common Stock which may be subject to stock options granted under the Company's 1997 Stock Option Plan.

Stock Ownership of Directors, Executive Officers and Others
-----------------------------------------------------------


         The following table provides information concerning the beneficial ownership of common stock of the Company by each director, certain executive officers, and by all directors and officers of the Company as a group as of June 30, 1998. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than 5 percent of the outstanding Common Stock of the Company as of June 30, 1998.






                               Common                      Preferred
                                Stock                        Stock
                             Beneficial     Percent of    Beneficial   Percent
Name of Beneficial Owner    Ownership(1)    Class(1)(2)    Ownership   of Class
------------------------    ------------    -----------    ---------   --------

Dr. Samuel H. Lasko(3)        383,750(4)        7.6%          -0-         -0-

Jonathan S. Lasko             380,000           7.5%       12,500(5)       *

Richard D. Power               204,154             *        50,000          *

Steven Shulman                346,154           6.8%       50,000          *

Bernard Rubin, M.D.              -0-             -0-       15,000          *

Fred A. Seigel                 64,577             *           -0-         -0-


Houssam T. Aboukhater(6)         -0-             -0-       50,000          *

All Directors and
Executive Officers
as a Group (7 persons)      1,378,635(7)(8)     26.2%(8)  177,500(8)    11.6%(8)
---------------------------


*        Less than five percent

(1) In each case the beneficial owner has sole voting and investment power except that shares held by Dr. Samuel H. Lasko are held in joint tenancy with his wife Arlene Lasko and the shares held by Jonathan S. Lasko are held in joint tenancy with his wife Ellen J. Lasko.


(2) The calculation of percent of class is based upon the number of shares of Common Stock outstanding as of June 30, 1998.

(3) In connection with the sale of the "hospitality" businesses, Dr. Lasko has resigned as an officer of the Company effective on the ratification of the sale by the Company's shareholders and is not standing for re-election as a director. (See Proposal Two of this Proxy Statement).


                       (footnotes continued on next page)

(4)      Includes 3,750 shares held for the benefit of Dr. Lasko's minor child.

(5)      Held for the benefit of Jordana Lasko, a minor.


(6) Mr. Aboukhater is a director-nominee (see Prospal One of this Proxy Statement).

(7) Does not include stock options granted. See "1997 Stock Option Plan and Participants." Also does not include warrants to purchase Common Stock at a price of $1.1875 in the following amounts: Samuel H. Lasko -
         375,000;  Jonathan  S.  Lasko -  375,000;  Steven  Shulman -  36,666.7;
         Richard Power - 31,666.7; Fred A. Seigel - 15,833.3; Bernard Rubin, M.D. - 20,000; and Bruce S. Phillips - 70,000.

(8) On July 31, 1998, the Company's presently outstanding 1,523,825 shares of Convertible Preferred Stock automatically converts into 3,047,650 shares of Common Stock. As of that date there will be a total of 8,317,998 shares of Common Stock of the Company issued and outstanding. As a result of the automatic conversion, all the Directors and Executive Officers as a Groups (7 persons) will beneficially own a total of 1,733,635 shares of Common Stock, approximately 21% of the class.


Recent Financing - Omission of Shareholder Approval


         As of June 25, 1998, the Company issued to a private investor $2,625,000 principal amount of 12% Convertible Subordinated Notes ("Notes") and warrants to purchase 400,000 shares of Common Stock of the Company. The Notes are convertible at the rate of one share for each $1.25 of principal and accrued but unpaid interest. The warrants are exercisable at a price of $1.25 per share. The Notes and warrants are convertible and exercisable, respectively, at any time subsequent to the expiration of a 60-day "Temporary Exercise Period" being offered to holders of the Company's publicly-traded warrants to purchase Common Stock. During the Temporary Exercise Period, such holders are offered the opportunity to exercise their warrants at $1.25 per share, rather than the $4.00 per share exercise price contained in those warrants. The proceeds of the Notes have been added to the working capital of the Company.

         The Notes will be repaid from the first net proceeds, if any, received by the Company from the exercises of its $4.00 warrants at the temporary $1.25 per share exercise price. To the extent the Notes are not so repaid, the Company has the right to convert the Notes into a series of Convertible 8% Cumulative Preferred Stock ("Preferred Stock"). The Notes, warrants and Preferred Stock issued to the private investor are subject to anti-dilution adjustments, registration rights, interest and dividend adjustments and payment by the Company of certain fees and expenses in connection with the loan transaction.

         The Company also issued options to purchase up to 500,000 shares of Common Stock as part of this transaction. The options expire no later than December 31, 1998 and are exercisable ten days after the expiration of the 60-day "Temporary Exercise Period" at a price per share equal to the average closing market price during those ten days.

         While the issuance of the Notes, warrants and options do not require shareholder approval under the Delaware General Corporation Law, the NASDAQ Stock Market Rules ("NASDAQ") require a listed company to secure such shareholder approval unless the Audit Committee of the Board of Directors expressly approves an exception. On June 23, 1998, the Audit Committee unanimously approved such an exception and determined that the delay in securing shareholder approval would seriously jeopardize the financial viability of the Company. Inasmuch as this Proxy Statement is being sent to all record and beneficial holders, the Company is utilizing this to alert the shareholders of the Company's omission to seek shareholder approval of this loan transaction based on the express approval of the exception by the Audit Committee.

PROPOSAL ONE.    ELECTION OF DIRECTORS
                 ---------------------

         Five directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 1999, or until their successors have been elected and qualified. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons appointed in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.


Information Concerning Nominees
-------------------------------

         The following is information concerning the nominees for election as directors of the Company. All of such persons are presently directors of the Company.

         STEVEN SHULMAN, age 57, is a Managing Director of Latona Associates, Inc., an investment banking firm involved in advisory services and principal investments. He serves as a director of a number of public and private companies and is currently a director of WPI Group, Inc., Ermanco Incorporated, Beacon Capital Partners, L.P. and Corinthian Directory, Inc. Mr. Shulman holds an M.S. in Industrial Management from the Stevens Institute of Technology, where he currently serves as Vice Chairman of its Board. Since February, 1997, Mr. Shulman has served as the Chairman of the Board of Directors and since February 18, 1998, has also served as the Chief Executive Officer of the Company.

         JONATHAN S. LASKO, age 27, has been a director of the Company since September, 1994, and its Chief Operating Officer and Secretary since August, 1995. He has also been the Company's Executive Vice-President since May, 1993. Mr. Lasko has also been a senior officer of the Company's various subsidiaries, including President and Chief Executive Officer of A-One-A Produce and Provisions, Inc. Mr. Lasko attended Yeshiva University, New York, New York, in 1988 and 1989, and Bernard Baruch College of City University of New York, New York in 1990 and 1991. From January, 1990 until October, 1993, when he became a full-time employee of the Company, Mr. Lasko was a part-time employee of the Company and managed its food and beverage operations for its Passover holiday vacation business. Mr. Lasko is the son of Dr. Samuel H. Lasko, a director, the President and Treasurer of the Company, and the nephew of Bruce S. Phillips, a director of the Company.

         RICHARD D. POWER, age 49, has been Vice President of Tyco Fire and Safety Services since May, 1997, and the President of Carlisle Plastics, Inc., divisions of Tyco International Ltd., a New York Stock Exchange listed corporation, since January, 1997. He served as a consultant to Tyco in Mergers and Acquisitions from 1995 through 1996, Vice President and Chief Financial officer of Abex Inc. a New York Stock Exchange listed corporation between 1994 and 1995, and was the Managing Director of a private investment company from 1992 through 1994. Mr. Power holds a B.S. and an M.B.A. from Boston College. Since February, 1997, Mr. Power has served as a director of the Company.

         FRED A. SEIGEL, age 42, was elected a Director on February 18, 1998, to fill a vacancy. Mr. Seigel is a founder, President and a Director of Energy Capital Partners, a privately-held, Boston-based company organized in September, 1993, providing financing for energy efficiency projects for commercial, industrial and institutional property owners throughout the United States.

He has more than twenty years experience in the energy field. From January, 1998 to October, 1994, he served as a limited partner in two large-scale energy co-generation projects in New York state, representing a total investment of $350,000,000. From March, 1984 to November, 1986, Mr. Seigel was a project manager for Wheelabrator-Frye, Inc., in that company's Resource Recovery Division. From January, 1981 to January, 1993, he was the Director of the Executive Office for Energy for the State of New Hampshire. Mr. Seigel holds a B.A. from New England College, Henniker, New Hampshire.

         HOUSSAM T. ABOUKHATER, age 27, is Vice President of Prestolite Wire, a privately-held, Southfield, Michigan based company, which is a leading producer of telecommunications wire. From 1993 to 1996, Mr. Aboukhater served as Vice President of Balcrank Products, an automotive components division of the General Chemical Group, a New York Stock Exchange listed corporation. Mr. Aboukhater also currently serves as Director of Market Analysis for Latona Associates, an investment banking firm involved in advisory services and principal investments. Mr. Aboukhater holds a B.A. in business administration from the University of San Diego, San Diego, California.


Committees of the Board of Directors
------------------------------------

         The Company's Board of Directors has standing Audit and Compensation Committees which were appointed at a meeting of the Board of Directors on February 20, 1997.

         The Audit Committee has been composed of Jonathan S. Lasko, Bruce S. Phillips, and Richard Power. The Audit Committee reviews and makes recommendations to the Company about its financial reporting requirements and acts as a liaison between the Company and its independent auditors.

         The Compensation  Committee has been composed of Steven Shulman,  Bruce
S. Phillips, and Richard Power. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company and administers the Company's Stock Option Plan. The Compensation Committee met in February, 1997, to approve the 1997 Stock Option Plan ("Plan"), and to determine, according to the Plan, the persons to whom options are granted, the number of options granted to each optionee, and the terms and conditions of each option, including its duration. Since creation of the Plan in February, 1997, the Compensation Committee has approved options granted to officers, directors, significant employees and other employees. (See "1997 Stock Option Plan and Participants".) The Compensation Committee also met in February of 1998, and recommended to the Board of Directors that Jonathan S. Lasko's 1998 base compensation be raised to $125,000.

         The Board of Directors met four times during 1997.



Executive Compensation
----------------------

         The following table sets forth all compensation paid or distributions made during the fiscal years ended December 31, 1997, 1996 and 1995, by the Company or any of its subsidiaries to the Chief Executive Officer of the Company and to each of its most highly compensated executive officers, other than the Chief Executive Officer, whose compensation exceeded $100,000.

                                                  Annual Compensation
                                            ------------------------------------
                             Year Ended     Annual     Other
Name & Principal Position    December 31    Salary   Compensation    Options
--------------------------   -----------   --------  ------------    --------

Samuel H. Lasko,                1995       $ 31,403   $169,081(1)     750,000(4)
President and                   1996       $125,000   $  9,517(2)(3)
Treasurer                       1997       $150,000   $ 22,502(2)     125,000(7)

Jonathan S. Lasko,              1995       $ 24,592   $169,081(1)     750,000(4)
Executive Vice                  1996       $ 70,000   $  7,255(2)
President, Secretary and        1997       $ 95,000   $ 21,727(2)     125,000(7)
Chief Operating Officer

Steven Shulman,                 1997       $      0   $      0        130,000(7)
Chief Executive Officer(5)

Milton Namiot,                  1997       $175,000   $  9,500(2)     125,000(7)
Chief Executive Officer(6)
--------------------------------------------------

(1) Represents combined "S" corporation distributions in the nature of dividends through December 5, 1995, when the Company first offered and sold its securities to the public.

(2) Represents amounts paid for lease of automobile, automobile insurance, cell phone and health insurance.

(3) Does not include repayments of loans from A&E, The Lasko Companies, Inc. and the Company.

(4) In connection with the DownEast acquisition in February, 1997, each of Samuel Lasko and Jonathan Lasko surrendered their respective rights to 750,000 performance options, contained in their respective employment agreements and, in lieu thereof, the Company issued to each of Samuel
         H. Lasko and Jonathan D. Lasko warrants to purchase 375,000 shares of the Company's Common Stock at $1.1875 per share exercisable immediately and expiring August 31, 2000. Dr. Lasko tendered 114,322 of these warrants to the Company in partial consideration of his purchase of the Company's hospitality businesses, The Lasko Family Kosher Tours, Inc. and A&E Management Corp., but these warrants have been returned to him and been replaced by Dr. Lasko's promissory note. (See Proposal Two of this Proxy Statement.)

(5) In February, 1998, Steven Shulman became Chief Executive Officer of the Company subsequent to the resignation of former CEO Milton Namiot (in connection with the closing of the Deering transaction).

(6) In connection with the sale of the Company's Deering Ice Cream, Inc. business, Mr. Namiot resigned as an officer and director. He was an officer and director of the Company from February 17, 1997, until the closing of the Deering transaction. In connection with his resignation, and the termination of this three year employment contract, 50% of the options theretofore granted Mr. Namiot, or options to purchase 125,000 shares of the Company's Common Stock, were made immediately exercisable. They have since expired unexercised.

(7) Represents options granted to directors and executive officers in 1997 under the Company's 1997 Stock Option Plan.

Compensation of Directors and Executive Officers
------------------------------------------------

         Directors are elected on an annual basis. All directors of the Company hold office until the next annual meeting of the shareholders or until their successors are elected and qualified. At present, the Company's by-laws provide for not less than one director nor more than seven. Presently there are seven directors. In light of the Company's size, however, only five persons are being nominated to serve for the coming year. (See Proposal One of this Proxy Statement.) The Company's by-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.


         Directors are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors and commencing in fiscal 1996, non-employee directors were paid $750 for each directors' meeting attended. In addition to the foregoing, directors are also granted 20,000 options annually under the Company's 1997 Stock Option Plan. The Company anticipates that the Board of Directors will meet at least four times a year.


Employment Contracts and Aggregate Options Holdings
---------------------------------------------------

         The Company has a 5-year employment agreement, ending August 31, 2000, with Jonathan S. Lasko. Under his employment agreement, Jonathan S. Lasko is to receive an annual base salary of $70,000 for the first two years, $95,000 for the third year, $115,000 for the fourth year and $125,000 for the fifth year of his employment. In connection with the DownEast transaction, by amendments dated February 17, 1997, to his employment agreement, Jonathan S. Lasko voluntarily surrendered the one-time performance based options under his employment agreement to purchase up to an aggregate of 750,000 shares of Common Stock, and in lieu thereof, the Company issued to Jonathan S. Lasko warrants to purchase 375,000 shares of its common stock at an exercise price of $1.1875 per share. Jonathan S. Lasko's employment agreement also entitles him to the use of an automobile and to employee benefit plans, such as group life, health, hospitalization and life insurance. Under his employment agreement, employment terminates upon the death or total disability of the employee and may be terminated by the Company for "cause," which is defined, among other things, as the willful failure to perform duties, embezzlement, conviction of a felony, or breach of the employee's covenant not to compete or maintain confidential certain information. On February 18, 1998, the Board of Directors accepted the recommendation of its Compensation Committee and increased Jonathan S. Lasko's base compensation for 1998 to $125,000.


         The Company had a 5-year employment agreement with Dr. Samuel H. Lasko, ending August 31, 2000, with terms substantially similar to those found in Jonathan S. Lasko's current employment agreement. Dr. Samuel H. Lasko tendered to the Company the balance of his employment agreement in partial consideration of his purchase of the Company's wholly-owned subsidiaries, The Lasko Family Kosher Tours, Inc. and A&E Management Corp. (please see Proposal Two of this Proxy Statement). Under his employment agreement, Dr. Samuel H. Lasko received an annual base salary of $95,000 for the first two years and was to receive $125,000 for the third year, $150,000 for the fourth year and $175,000 for the fifth year of his employment. Like Jonathan S. Lasko, Dr. Samuel H. Lasko voluntarily surrendered his one time performance based options under his employment agreement to purchase up to an aggregate of 750,000 shares of Common Stock, and in lieu thereof, the Company issued to Dr. Samuel H. Lasko warrants to purchase 375,000 shares of the Company's common stock at an exercise price of $1.1875 per share. Dr. Lasko tendered to the Company 114,322 of such warrants in partial consideration of his purchase of the Company's wholly-owned subsidiaries, The Lasko Family Kosher Tours, Inc. and A&E Management Corp. As of July 29, 1998, however, Dr. Lasko has replaced the consideration evidenced by such warrants with his $159,000 promissory note to the Company and such warrants have been reinstated. (See Proposal Two of this Proxy Statement.)

         In connection with the DownEast transaction, the Company entered into a 3-year employment agreement, effective February 17, 1997, and ending August 31, 2000, with Milton Namiot under which Mr. Namiot served as the President and Chief Executive Officer of Deering and Chief Executive Officer of the Company. As a result of the sale of the Deering business, Mr. Namiot resigned from his positions as an officer and director of the Registrant. See Note (5) to "Executive Compensation."

         In connection with the A-One-A transaction, the Company entered into 5-year employment agreements, effective July 1, 1997, and ending July 30, 2002, with both Virgil D. Scarbrough and Scott Davis under which Messrs. Scarbrough and Davis serve as Co-Chief Operating Officers of the Company's wholly-owned subsidiaries A-One-A Produce & Provisions, Inc. and Terrace Fresh, Inc. Under their respective employment agreements, Messrs. Scarbrough and Davis each receive an annual base salary of $120,000.


The 1997 Stock Option Plan and Participants
-------------------------------------------

         The Company recently adopted the 1997 Stock Option Plan (the "Plan") which enables it to grant options for shares of its Common Stock. At present, the Plan authorizes the grant of options to purchase up to an aggregate of 1,250,000 shares of the Company's Common Stock, to (i) officers, directors, and other full-time salaried employees of the Company and its subsidiaries with managerial, professional or supervisory responsibilities, and (ii) consultants and advisors who render bona fide services to the Company and its subsidiaries, in each case, where the Compensation Committee determines that such officer, director, employee, consultant or advisor has the capacity to make a substantial contribution to the success of the Company. As used herein with respect to the Plan, references to the Company include subsidiaries of the Company.

         The purposes of the Plan are to enable the Company to attract and retain persons of ability as officers, directors, and other key employees with managerial, professional or supervisory responsibilities, to retain able consultants and advisors, and to motivate such persons to use their best efforts on behalf of the Registrant by providing them with an equity participation in the Company.

         The Plan is administered by the Compensation Committee, which was appointed by the Company's Board of Directors, and consists of three members of the Board of Directors, two of whom are "disinterested" persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Under the terms of the Plan, the Committee has the authority to determine, subject to the terms and conditions of the Plan, the persons to whom options are granted, the number of options granted to each optionee, and the terms and conditions of each option, including its duration.


         The Plan can be amended, suspended, reinstated or terminated by the Board of Directors; provided, however, that without approval of the Company's shareholders, no amendment shall be made which (i) increases the maximum number of shares of Common Stock which may be subject to stock options granted under the Plan, except for specified adjustment provisions, (ii) extends the term of the Plan, (iii) materially increases the benefits accruing to optionees under the Plan, (iv) materially modifies the requirements as to eligibility for participation ion the Plan, or (v) will cause stock options granted under the Plan to fail to meet the requirements of Rule 16b-3. The Board of Directors is presently seeking the approval of the Company's stockholders for the Board's proposal to increase the maximum number of shares of the Company's Common Stock which may be subject to stock options granted under the Plan from 1,250,000 to 1,750,000 shares. (See Proposal Four of this Proxy Statement). Unless previously terminated or extended by the Board of Directors, the Plan will terminate on February 20, 2007.

         Stock options may be granted to purchase Common Stock under the Plan at not less than the fair market value of the shares as of the date of grant. The maximum number of shares for which options may be issued to an employee of the Company during any calendar year may not exceed 250,000. Other than the limit of 250,000 options per year, there is no limitation on the aggregate number of stock options which may be granted to any optionee pursuant to the Plan.

         As of the date hereof, 758,000 options have been granted, including a total of 380,000 to Samuel H. Lasko, Jonathan S. Lasko, and Steven Shulman.

         Stock options may be granted for a term of up to ten years. The Plan provides that if a stock option, or portion thereof, expires, lapses without being exercised or is terminated, canceled or surrendered for any reason without being exercised in full, the unpurchased shares of Common Stock which were subject to such stock option or portion thereof shall be available for future grants of stock options under the Plan.

         Pursuant to the terms of the Plan, the option price for all options must be paid in cash, by check, bank draft or money order payable in United States dollars to the order of the Company, or with Common Stock of the Company owned by the optionee and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares to be so purchased, or a combination thereof.

         Options granted pursuant to the Plan will not be assignable or transferable except by will or the laws of intestate succession. Options acquired pursuant to the Plan may be exercised by the optionee (or the optionee's legal representative) only while the optionee is employed by the Company, or within six months after termination of employment due to a permanent disability, or within three months after termination of employment due to retirement. The executor or administrator of a deceased optionee's estate or the person or persons to whom the deceased optionee's rights thereunder have passed by will or by the laws of descent or distribution shall be entitled to exercise the option within the sixth month after the decedent's death. Options expire immediately in the event an optionee is terminated with or without cause or resigns; provided, however, in the event the Company terminates the employment of an optionee who at the time of such termination was an officer of the Company and had been continuously employed by the Company during the two year period immediately preceding such termination, for any reason except "good cause" (as defined in the Plan), each stock option held by such optionee (which had not then previously lapsed or terminated and which had been held by such optionee for more than six months prior to such termination) shall be exercisable for a period of three months after such termination to the extent otherwise exercisable during that period. All of the aforementioned exercise periods set forth in this paragraph are subject to the further limitation that an option shall not, in any case, be exercisable beyond its stated expiration date.

         The purchase price and the number and kind of shares that may be purchased upon exercise of options granted pursuant to the Plan, and the number of shares which may be granted pursuant to the Plan, are subject to adjustment in certain events, including stock splits, recapitalizations, mergers, and reorganizations.

         Since February, 1997, the following officers, directors, significant employees and other employees have received the number of options as is designated opposite their respective names:

                  Name                            Number of Options (1)
                  ---------                       ---------------------

                  Samuel H. Lasko                     125,000
                  Jonathan S. Lasko                   125,000
                  Steven Shulman                      130,000(2)
                  Bruce S. Phillips                    20,000(2)
                  Richard Power                        20,000(2)
                  Other Employees(3)                  188,000
                                                      -------
                  TOTAL                               608,000(4)


------------------------------

(1) Unless otherwise stated, these options were granted at an exercise price of $1.185 per share, such options become exercisable one third per year over three years from the date granted.

(2) All of Mr. Phillip's and Mr. Power's options, as well as 30,000 of Mr. Shulman's options, became exercisable at the time they were granted.

(3) Includes options granted to four of the Company's employees at an exercise price of $1.185 per share, and 20 individual employees of the Company's subsidiaries at an exercise price of $2.31 per share. All such options become exercisable one third per year over three years from the date granted.

(4) Does not include options granted to Milton Namiot, a former director and Chief Executive Officer and Joseph Dane, former Corporate Controller of the Company. In February, 1997, Messrs. Namiot and Dane were granted 250,000 and 25,000 options, respectively. Although they were no longer affiliated with the Company subsequent to the sale of the Company's Deering Ice Cream business, the Compensation Committee determined to make immediately exercisable 125,000 of Mr. Namiot's options and all of Mr. Dane's options for a total of 120 days beyond the date of the cessation of their affiliation with the Company. All of such options have expired unexercised.


        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED INDIVIDUALS AS DIRECTORS OF THE COMPANY.



PROPOSAL TWO.            RATIFICATION OF THE SALE OF THE COMPANY'S  WHOLLY-OWNED
                         OWNED SUBSIDIARIES, THE LASKO FAMILY KOSHER TOURS, INC.
                         AND A&E MANAGEMENT CORP. TO DR. SAMUEL H. LASKO
                         -------------------------------------------------------




         On March 2, 1998, the Company entered into an Agreement to Sell and Purchase with Dr. Samuel H. Lasko, whereby Dr. Lasko agreed to purchase, and the Company agreed to sell the Company's wholly-owned subsidiaries, The Lasko Family Kosher Tours, Inc. and A&E Management Corp.

         Dr. Lasko has resigned as President and Treasurer of the Company subject to the approval of the Company's shareholders ratifying the transaction.

Terms of Agreement
------------------

         Dr. Lasko acquired the option to purchase these businesses at the time of the DownEast supporting documents are availabIn November, 1997, Samuel H. Lasko, President, notified the Company of his intention to exercise his option to purchase the "hospitality" subsidiaries of the Company at a purchase price equal to the "fair value" of the subsidiaries. Dr. Lasko's exercise of his option was subject to the Company securing an independent opinion as to the fair value of the hospitality subsidiaries and the items of consideration to be received by the Company from Dr. Lasko, and the affirmative vote of the majority of the Company's shareholders. A committee of disinterested members of the Board of Directors retained an independent consulting and valuation firm, The Durkin Company, Inc. ("Durkin"), of Boston, Massachusetts, to render such an opinion and that opinion was acceptable to the Committee of disinterested directors, the entire Board of Directors, and Dr. Lasko. In its letter dated July 20, 1998, Durkin confirms that the price paid by Dr. Lasko for the subsidiaries is fair to the shareholders of the Company. (Durkin's fair value and fairness opinion letters are attached hereto as Exhibit A. A copy of Durkin's supporting documents are available upon written request to the Company.)


         On March 13, 1998, the A&E Management Corp. and The Lasko Family Kosher Tours, Inc., subsidiaries of the Company were sold to Dr. Lasko effective as of January 1, 1998, subject to the affirmative shareholder vote required, for consideration aggregating $575,000 in accordance with the independent fair value opinion received by the Company.


         The consideration paid aggregated $575,000 and consisted of Dr. Lasko surrendering his employment agreement with the Company (independently valued by Durkin at $417,807) and 114,322 of his warrants to purchase the Company's Common Stock at $1.1875 per share (independently valued by Durkin at $157,193). Additionally, Dr. Lasko agreed to manage the business of The Lasko Companies, Inc. (the Terrace Oceanside Restaurant) for the Company, without fee, until the Company consummates the sale thereof to an unaffiliated third party. On March 23, 1998, the Company entered into an agreement to sell The Lasko Companies, Inc. to an unaffiliated third party for an aggregate sales price of $90,000. Closing of this sale took place on May 29, 1998.


         In reviewing the Durkin opinions and report, it was determined that Durkin's independent valuation of Dr. Lasko's warrants was based in part upon Durkin's mistaken assumption that Dr. Lasko's warrants were publicly tradable. Accordingly, in lieu of the warrants surrendered by Dr. Lasko as partial payment, the Company has agreed to accept from him $159,000 to be evidenced by his three year Promissory Note for such amount, bearing interest at eight percent per annum and payable in three equal installments, on or before April 30, 1999, 2000 and 2001. As a result, the Company will have received the fair market value as consideration for the sale of the two subsidiaries to Dr. Lasko, notwithstanding its return to him of the 114,322 warrants he previously surrendered.


         During the second half of 1997, the Board of Directors of the Company determined that its initial strategy of attempting to expand by establishing additional kosher dining facilities and Passover vacation venues geographically dispersed would entail substantial financial costs and additional personnel. Accordingly, the Board of Directors determined to seek Company growth by acquisition of existing food services and distribution operations. Thus, on November 12, 1997, the Board of Directors determined to discontinue the "hospitality" segments of its business and shortly thereafter Dr. Lasko notified the Board of his intention to acquire those segments. In connection with that transaction, Dr. Lasko has submitted his resignation as President of the Company effective immediately upon the affirmative vote of the Company's stockholders at its Annual Meeting ratifying the transaction. In accordance with the agreement, Dr. Lasko ceased drawing salary from the Company effective as of January 1, 1998.

         The Board of Directors of the Company also believes that the sale of these "hospitality" businesses to Dr. Lasko is in the best interest of the shareholders because they are extremely seasonal in nature, compressing revenues into fairly short time frames while expenditures are incurred throughout the year. Accordingly, based on accounting conventions, the interim reports to shareholders and to the public tend to show losses for these operations for most of the year.


         Set forth below are unaudited financial data, taken from Management's internal records, showing the impact of the discontinuances of the "hospitality" businesses purchased by Dr. Lasko. The Lasko Family Kosher Tours, Inc. and A & E Management Corp. had combined income (losses) from operations of ($148,348) for the first quarter of 1998 and ($50,175) and ($186,075), respectively, for the years 1997 and 1996. The amount of net assets of these entities disposed of was $622,778 and the estimated loss recognized in 1997 for the sale was $623,000. Due to the modification of the terms of the sale of the "hospitality" businesses to Dr. Lasko (as described in this Proposal Two), the loss to be recognized by the Company will be reduced by $159,000 (to $464,000), and that adjustment will be recorded in the Company's financial statements filed in its 10-QSB/A for the quarter ended June 30, 1998. See also the Company's Consolidated Financial Statements for the years ended December 31, 1997 and 1996, especially Note 3(B) thereto, in its Annual Report for 1997 on Form 10-KSB/A-2 and its Form 10- QSB/A for the quarter ended March 31, 1998, both of which are hereby incorporated by reference.

         The estimated loss recognized in 1997 of $464,000 ($623,000 less the $159,000 Promissory Note given by Dr. Lasko) represents the recorded value of the net assets of the two companies sold to Dr. Lasko. The surrender by Dr. Lasko of his employment agreement as part of the consideration does not enter into the calculation because due to its nature it cannot be recorded under generally accepted accounting principles as an asset or a reduction of a liability or stockholders' equity. The surrender of the employment agreement, however, allows the Company to avoid future payments for services that are no longer required.

                   Combined Balance Sheet
                       LFKT & A&E Mgt.
                          12/31/97
                          --------

Assets
------
Current Assets:
  Accounts Receivable                       $147,755

  Inventory                                   15,289

  Other Current Assets                        15,551
                                             -------
  Total Current Assets                       178,595

Furniture Fixtures and                       295,184
Equipment - Net of Cost

Cost in Excess of Net Assets of              330,750
Businesses Acquired-Net of
Accumulated Amortization of $88,148

Other Assets                                  50,000
                                             -------

Total Assets                                $854,529
                                             =======

Liabilities and Stockholders' Equity
------------------------------------
Current Liabilities:
    Cash Overdrafts                         $ 14,743

    Accrued Expenses                         217,008
                                             -------
    Total Current Liabilties                 231,751

Total Liabilities                            231,751

Stockholders' Equity:
    Retained Earnings (Deficit)              622,778
                                             -------

Total Stockholders' Equity                   622,778
                                             -------

Total Liabilities and Stockholders'
Equity                                      $854,529
                                             =======

                              Combined Statement of Operations
                                       LFKT & A&E Mgt.
                                          12/31/97
                                          --------

                              3/31/98       12/31/97    12/31/96
                             ---------     ---------     ---------

Revenue                      $ 231,863    $4,419,408    $4,660,841

Cost of Sales                  108,811     3,407,744     3,579,441
                             ---------     ---------     ---------
Gross Profit                   123,052     1,011,664     1,081,400

Total Operating Expenses       271,400     1,061,839     1,267,475
                             ---------     ---------     ---------

(Loss) from Operations       $(148,348)   $  (50,175)   $ (186,075)
                             =========     =========     =========

         Both Jonathan S. Lasko and Dr. Samuel H. Lasko have advised the Company that they will vote their shares of the Company's Common Stock, approximately 15% of the issued and outstanding Common Stock of the Company, in the manner in which the majority of other shares, present in person or by proxy at the Annual Meeting at which a quorum is present, are voted.


         Should the Company's shareholders fail to ratify the sale of the Company's "hospitality" business, the sale would be rescinded, and the Company would receive possession of The Lasko Family Kosher Tours, Inc. and A&E Management Corp. As a further result of shareholder non- ratification, Dr. Lasko would have his employment agreement with the Company reinstated, and all compensation due thereunder from January 1, 1998 (the effective date) until the date of non- ratification would immediately be payable to Dr. Lasko. Dr. Lasko would also have 114,322 warrants to purchase shares of the Company's Common Stock at $1.1875 per share reinstated. Additionally, the revenues, expenses, profits and losses of the companies from January 1, 1998 to the date of such rescission will be adjusted and reinstated as necessary to reverse the sales to Dr. Lasko, and the Company's costs associated with the sale, including but not limited to legal and accounting fees and costs, will be treated as expenses on the Company's Statement of Operations.


         If the sales are not ratified by the shareholders, the Company will immediately attempt to find another buyer for these "hospitality" companies. If A&E Management Corp. and The Lasko Family Kosher Tours, Inc. were sold to any party other than Dr. Samuel H. Lasko before the termination of Dr. Lasko's employment agreement with the Company, Dr. Lasko would be entitled to compensation for the remaining term of the employment agreement even thoug the Company would no longer require his services. Thus, if the sales are not ratified, the "gains" occasioned by not having to pay the balance of Dr. Lasko's compensation under the employment agreement even if such "gains" are not recognized under generally accepted accounting principles, would be lost.There is, however, no assurance that another buyer could be found or, if found, that the Company would be able to sell them at a price the Company deems "adequate."


         ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SALE OF THE COMPANY'S WHOLLY-OWNED SUBSIDIARIES, THE LASKO FAMILY KOSHER TOURS, INC. AND A&E MANAGEMENT CORP. TO DR. SAMUEL H. LASKO IN ACCORDANCE WITH THE TERMS OF THE AGREEMENT TO SELL AND PURCHASE.



PROPOSAL THREE.        CHANGE OF THE COMPANY'S NAME
                       ----------------------------

         The Board of Directors has approved, and recommends the adoption by the Company's stockholders of, an amendment to the Certificate of Incorporation to change the Company's name from "Terrace Holdings, Inc." to "Terrace Food Group, Inc." If the stockholders approve the amendment, the Certificate of
Incorporation will be amended by filing the amendment with the Secretary of State of Delaware and the name of the Company will be Terrace Food Group, Inc. The Company expects the name change to be effective shortly after stockholder approval.

         The Company currently provides a broad range of produce processing and shipping services and other food products. More recently, the Company has acquired and subsequently expanded several businesses in the fresh produce processing and shipping and "dry goods" grocery businesses. The Board of Directors believes that the name Terrace Food Group, Inc. more clearly reflects the evolution of the Company into a processor and shipper of fresh produce and other food products.


         THUS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION BY THE STOCKHOLDERS OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL FOUR.                 AN INCREASE IN THE  MAXIMUM  NUMBER OF AUTHORIZED
                               SHARES  OF  THE COMPANY'S COMMON STOCK  WHICH MAY
                               BE SUBJECT TO STOCK  OPTIONS  GRANTED  UNDER  THE
                               COMPANY'S 1997 STOCK OPTION PLAN.
                               -------------------------------------------------


         The Board of Directors has approved, and recommends the adoption by the Company's stockholders of, an amendment to the Company's 1997 Stock Option Plan (the "Plan"), to increase the maximum number of shares of the Company's Common Stock which may be subject to stock options granted under the Plan from 1,250,000 to 1,750,000 shares. The Plan was initially approved at the Company's 1997 Annual Meeting of Shareholders. (See "Proposal One - Election of Directors
- The 1997 Stock Option Plan and Participants.")

         The Board of Directors believes that this increase in the maximum number of shares of the Company's Common Stock for stock options under the Plan is necessary in order to enable the Company to both attract and retain persons of ability as officers, directors, and other key employees with managerial, professional or supervisory responsibilities, to retain able consultation and advisors, and to motivate such persons to use their best efforts on behalf of the Company by providing them with an equity participation in the Company.

         THUS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AN INCREASE IN THE MAXIMUM NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK WHICH MAY BE SUBJECT TO STOCK OPTIONS GRANTED UNDER THE COMPANY'S 1997 STOCK OPTION PLAN.


               Shareholder Proposals for the 1999 Proxy Statement
               --------------------------------------------------

         Proposals by shareholders for inclusion in the Company's Proxy Statement and form of proxy relating to the 1999 Annual Meeting of Stockholders, which is tentatively scheduled to be held in June, 1999, should be addressed to the Secretary, Terrace Holdings, Inc., 1351 N.W. 22nd Street, Pompano Beach, Florida 33069, and must be received at such address no later than January 1, 1999. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

                  Other Matters to Be Acted Upon at the Meeting
                  ---------------------------------------------

         Management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.


                                        BY ORDER OF THE BOARD OF DIRECTORS




Dated: July 31, 1998                     /s/ Steven Shulman
                                        -------------------------------------
                                        Steven Shulman, Chairman of the Board